FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
December 1, 2006	CLIENT/MATTER NUMBER 083697-0174

WPS Resources Corporation
P.O. Box 19001
Green Bay, WI 54307-9001

Ladies and Gentlemen:

        As counsel to WPS Resources Corporation, we expressed certain federal income tax opinions relating to the $300,000,000 6.11% Junior Subordinated Notes Due 2066 issued by WPS Resources Corporation on December 1, 2006, as described in the prospectus supplement, dated November 28, 2006 (the “Prospectus Supplement”). We hereby confirm to you our opinion as set forth under the heading “Certain U.S. Federal Income Tax Consequences” in the Prospectus Supplement, subject to the limitations set forth therein.

        We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to us under the heading “Certain U.S. Federal Income Tax Consequences” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely, /s/ Foley & Lardner LLP Foley & Lardner LLP

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